EXHIBIT 99.1

{Access Letterhead}
ACCESS NEWS

Contact: Company                                                                                                                                                                                                                             Contact: Investor Relations
Stephen B. Thompson                                                                                                                                                                                     Donald C. Weinberger/Alisa Steinberg (media)
Vice President, Chief Financial Officer                                                                                                                                                                   Wolfe Axelrod Weinberger Assoc. LLC
Access Pharmaceuticals, Inc.                                                                                                                                                                                                                                  (212) 370-4500
 (214) 905-5100
                                                                                                                                                                                                    Andrew Hellman, CEOcast, Inc. for Access Pharmaceuticals
                                                                                                                                                                                                                                                                                      (212) 732-4300

ACCESS PHARMACEUTICALS APPOINTS JEFFREY B. DAVIS AS CEO
- Stephen R. Seiler Resigns as President and CEO -

DALLAS, TX, December 26, 2007, Access Pharmaceuticals, Inc. (OTC BB: ACCP) announced today that current Chairman Jeffrey B. Davis has been appointed to the additional role of CEO. Stephen R. Seiler has resigned as President and CEO of the Company for health reasons. Mr. Seiler has also resigned from the Board of Directors.

“I believe that Access has an exciting future with ProLindac™, MuGard™, and the Cobalamin Vitamin B-12 oral delivery technology. The Company is positioned well for 2008 to be an eventful year. Access has been a rewarding experience and I am proud of what has been achieved during the past year,” noted Mr. Seiler.

The Board of Directors has appointed Jeffrey B. Davis, the Chairman of the Board, as the CEO. Mr. Davis said, "On behalf of the Board of Directors and the entire Access team, I want to thank Steve for his efforts and achievements at Access this year, including the continued clinical development of ProLindac, a signing of a European partnership for MuGard, and the recently completed financing.” Mr. Davis added, “I am excited about Access’ prospects in 2008 and beyond, and look forward to working with the organization to build on recent achievements. Key among them is the continued development of our novel DACH platinum ProLindac, which is in a Phase 2 trial and will initiate multiple additional clinical trials next year, to complete ongoing partnering efforts and seek new partners for ProLindac, MuGard, and Cobalamin-enhanced products and platforms, and to actively expand our shareholder base.”

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About Access: Access Pharmaceuticals, Inc. is a biotechnology company that leverages its proprietary nano-polymer chemistry expertise to develop proprietary products. Access' products include ProLindac™, a novel DACH platinum drug that is currently in Phase 2 clinical testing of patients with ovarian cancer and MuGard™ for the management of patients with mucositis. The Company also has other advanced drug delivery technologies including Cobalamin™-mediated targeted delivery and oral drug delivery. Access has announced the execution of a definitive merger agreement to acquire Somanta. The acquisition of Somanta has not yet closed and the closing is subject to numerous closing conditions. For additional information on Access Pharmaceuticals, please visit our website at www.accesspharma.com.

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        Access Pharmaceuticals, Inc.

About ProLindac™:  ProLindac is a novel DACH platinum prodrug which has been shown to be active in a wide variety of solid tumors in both preclinical models and in human trials. Access believes that ProLindac’s unique molecular design potentially could eliminate some of the toxic side effects seen in the currently marketed DACH platinum, Eloxatin, which has sales in excess of $2 billion.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties. These statements include those relating to:the identification of a new CEO, clinical trial plans and results for ProLindac, the execution of license agreements in the future, our ability to raise additional funds and our ability to obtain or meet the closing conditions in the merger agreement with Somanta Pharmaceuticals, Inc. and applicable regulatory and tax requirements, and to otherwise complete the merger in a timely manner, yet there can be no assurances that the closing conditions will be met or waived or that the transaction will close. These statements are subject to numerous risks, including but not limited Access’ need to obtain additional financing in order to continue the clinical trial and operations and to the risks detailed in Access’ and Somanta’s Annual Reports on Form 10-KSB and other reports filed by Access and Somanta with the Securities and Exchange Commission.

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